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                      August 29, 2023

       Serena Shie
       Chief Executive Officer
       A SPAC II Acquisition Corp.
       289 Beach Road #03-01
       Singapore 199552

                                                        Re: A SPAC II
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 13,
2023
                                                            File No. 001-41372

       Dear Serena Shie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation